Exhibit 99.1
For Immediate Release

CONTACT:      Allcity Insurance Company
              Douglas Whitenack, 718-422-4000


             LEUCADIA NATIONAL CORPORATION PROPOSES OFFER TO ACQUIRE
                     ALLCITY INSURANCE COMPANY COMMON STOCK


Brooklyn, NY - (Business Wire) -- January 15, 2003. Allcity Insurance Company (ALCI-OTCBB) ("Allcity") announced today that it had received a proposal from its indirect parent company, Leucadia National Corporation ("Leucadia"), the beneficial owner of approximately 91% of the outstanding Allcity common stock, for a possible tender offer to acquire all the outstanding shares of common stock of Allcity not already owned by Leucadia for $2.00 per share.

           The proposal states that the acquisition of such shares by Leucadia would take the form of a tender offer by Leucadia, subject to customary conditions, as well as enough shares of Allcity's common stock being tendered so that, together with the shares Leucadia currently beneficially owns, Leucadia would beneficially own at least 95% of the outstanding shares of Allcity's common stock. Promptly following consummation of the tender offer and subject to the approval of New York Insurance Department, the remaining shares of Allcity's common stock would be acquired by Leucadia's wholly-owned subsidiary, Empire Insurance Company ("Empire"), at the same cash price pursuant to a short form merger between Empire and Allcity under Section 7118 of the New York Insurance Law. The proposal would not be contingent on any financing conditions.

           Leucadia has requested that a Special Committee of the Allcity Board of Directors formed to consider any offers from Leucadia evaluate the fairness of this proposal for the purpose of making a recommendation with respect to this proposal.

           Leucadia's proposal is detailed in Leucadia's latest amended Schedule 13D filed today with the Securities and Exchange Commission, which shareholders can obtain free of charge from the U.S. Securities and Exchange Commission's website at http: www.sec.gov.

           This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares of Allcity. When it becomes available, shareholders should read the tender offer statement on Schedule TO (including a "going-private" Transaction Statement) filed by Leucadia as it will contain important information about the tender offer. When it becomes available, shareholders can obtain such tender offer statement on Schedule TO free of charge from the U.S. Securities and Exchange Commission's website at http: www.sec.gov or from Leucadia by directing a request to Leucadia National Corporation, 315 Park Avenue South, New York, New York 10010.